Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

SWITCHBACK ENERGY ACQUISITION CORPORATION,

LIGHTNING MERGER SUB INC.

and

CHARGEPOINT, INC.

Dated as of September 23, 2020

i

4.21	Interested Party Transactions	49
4.22	Exchange Act	50
4.23	Brokers	50
4.24	Product Warranty; Products Liability	50
4.25	Exclusivity of Representations and Warranties	51

Article V Representations and Warranties of Switchback and Merger Sub		51
5.01	Corporate Organization	51
5.02	Organizational Documents	52
5.03	Capitalization	52
5.04	Authority Relative to This Agreement	53
5.05	No Conflict; Required Filings and Consents	54
5.06	Compliance	54
5.07	SEC Filings; Financial Statements; Sarbanes-Oxley	55
5.08	Business Activities; Absence of Certain Changes or Events	56
5.09	Absence of Litigation	58
5.10	Board Approval; Vote Required	58
5.11	No Prior Operations of Merger Sub	59
5.12	Brokers	59
5.13	Switchback Trust Fund	59
5.14	Employees	60
5.15	Taxes	60
5.16	Registration and Listing	62
5.17	Interested Party Transaction	62
5.18	Investment Company Act	62
5.19	Switchback’s and Merger Sub’s Investigation and Reliance	63
5.20	Founders Stock Letter	63

Article VI Conduct of Business Pending the Merger		63
6.01	Conduct of Business by the Company Pending the Merger	63
6.02	Conduct of Business by Switchback and Merger Sub Pending the Merger	67
6.03	Claims Against Trust Account	69

Article VII Additional Agreements		70
7.01	No Solicitation	70
7.02	Registration Statement; Consent Solicitation Statement; Proxy Statement	72
7.03	Consent Solicitation; Written Consent; Company Change in Recommendation	74
7.04	Switchback Stockholders’ Meeting; and Merger Sub Stockholder’s Approval	75
7.05	Access to Information; Confidentiality	76
7.06	Incentive Equity Plan; ESPP	77
7.07	Directors’ and Officers’ Indemnification	77
7.08	Notification of Certain Matters	79

ii

7.09	Further Action; Reasonable Best Efforts	80
7.10	Public Announcements	81
7.11	Stock Exchange Listing	81
7.12	Antitrust	81
7.13	Trust Account	82
7.14	Tax Matters	83
7.15	Directors	83
7.16	Switchback Public Filings	83
7.17	FIRPTA Tax Certificates	83
7.18	Audited Financial Statements	84
7.19	Side Letter and Investor Agreements	84

Article VIII Conditions to the Merger		84
8.01	Conditions to the Obligations of Each Party	84
8.02	Conditions to the Obligations of Switchback and Merger Sub	85
8.03	Conditions to the Obligations of the Company	86

Article IX Termination, Amendment and Waiver		87
9.01	Termination	87
9.02	Effect of Termination	89
9.03	Expenses	89
9.04	Amendment	89
9.05	Waiver	89

Article X General Provisions		89
10.01	Notices	89
10.02	Nonsurvival of Representations, Warranties and Covenants	90
10.03	Severability	91
10.04	Entire Agreement; Assignment	91
10.05	Parties in Interest	91
10.06	Governing Law	91
10.07	Waiver of Jury Trial	92
10.08	Headings	92
10.09	Counterparts	92
10.10	Specific Performance	92
10.11	No Recourse	93

EXHIBIT A	Stockholder Support Agreement
EXHIBIT B	Form of Amended and Restated Registration Rights Agreement
EXHIBIT C	Form of Second Amended and Restated Certificate of Incorporation of Switchback
EXHIBIT D	Form of Second Amended and Restated Bylaws of Switchback
EXHIBIT E	Directors of the Company Following the Merger
EXHIBIT F	Form of Written Consent
Schedule A	Company Knowledge Parties
Schedule B	Key Company Stockholders

iii

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of September 23, 2020 (this “Agreement”), is entered into by and among Switchback Energy Acquisition Corporation, a Delaware corporation (“Switchback”), Lightning Merger Sub Inc., a Delaware corporation (“Merger Sub”), and ChargePoint, Inc., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly owned direct subsidiary of Switchback;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Switchback and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Switchback;

WHEREAS, after consultation with their respective Tax advisors, Switchback and the Company intend, for U.S. federal and applicable state income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and by executing this Agreement, hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the Transactions (including the Merger) and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of Switchback (the “Switchback Board”) has (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of Switchback and its stockholders, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the stockholders of Switchback approve and adopt this Agreement and the Transactions (including the Merger), and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the stockholders of Switchback at the Switchback Stockholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability, (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, it is anticipated that, within twenty-four (24) hours after the execution and delivery of this Agreement, the Key Company Stockholders (as defined herein), as Company Stockholders holding shares of Company Stock sufficient to constitute the Company Stockholder Approval, will enter into a Stockholder Support Agreement with Switchback in substantially the form attached as Exhibit A hereto (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, Switchback, certain stockholders of Switchback and certain stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, Switchback, its officers and directors, and NGP Switchback, LLC, a Delaware limited liability company (the “Sponsor”), are parties to that certain Letter Agreement, dated July 25, 2019 (the “Letter Agreement”), providing that, among other things, such parties will vote their shares of Switchback Founders Stock in favor of this Agreement, the Merger, and the other transactions contemplated by this Agreement;

WHEREAS, Switchback, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (“PIPE Investors”) pursuant to which the PIPE Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Switchback Class A Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, Joseph Armes, Zane Arrott and Ray Kubis (collectively, the “Founder Stockholders”) have entered into a letter agreement with the Company and Switchback (the “Founders Stock Letter”), pursuant to which (i) the Founder Stockholders have agreed effective upon the Closing, to (a) forfeit 984,706 shares of Switchback Founders Stock held by them and (b) subject 900,000 shares of Switchback Founders Stock (including any Switchback Class A Common Stock issued in exchange therefor in the Merger) held by them to potential forfeiture obligations as more specifically set forth in the Founders Stock Letter and (ii) Sponsor has agreed to bear any Switchback Transaction Costs, excluding any Private Placement Transaction Costs, in excess of the Switchback Transaction Costs Cap; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Switchback and certain stockholders of the Company have entered into lock-up agreements, pursuant to which such stockholders have agreed, subject to certain exceptions, to not transfer the shares of Switchback Class A Common Stock received by them in connection with the Merger for a period of six (6) months following the Closing Date (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

Definitions

1.01 Certain Definitions. For purposes of this Agreement:

“2007 Company Stock Plan” means the Company’s 2007 Stock Incentive Plan.

“2017 Company Stock Plan” means the Company’s 2017 Stock Incentive Plan.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, the Stockholder Support Agreement, the Founders Stock Letter and all other agreements, certificates and instruments executed and delivered by Switchback, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Base Case Model” means a computer model shown in the file labeled “Project Lightning - Share Analysis (9.22.20) v04GS.xlsx” delivered by Switchback to the Company as of the date of this Agreement, showing an assumed calculation of “Company Outstanding Shares.”

“Business Combination” has the meaning ascribed to such term in the Switchback Certificate of Incorporation.

“Business Data” means all business information and data, excluding Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software (including Products and regardless of whether installed on premises or provided via the cloud or “as a service”), computer hardware (whether general or special purpose), electronic data processors, databases, telecommunication systems, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries as currently conducted.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Switchback, the Surviving Corporation or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Switchback, the Surviving Corporation or any of their respective subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Switchback immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of Switchback, the Surviving Corporation or any of their respective subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Switchback or the Surviving Corporation to any person.

“Closing Model” means the Base Case Model updated to reflect certain information set forth therein as of the Closing Date, including (a) the number of shares of Company Stock, (b) the number of shares of Company Stock subject to Company Options and the respective per share exercise prices of Company Options, which Company Options are outstanding and vested in accordance with their respective terms, (c) the number of shares of Company Stock issuable pursuant to unexpired Company Warrants and the respective exercise prices of Company Warrants, and (d) the number of shares of Company Restricted Stock, in each of (a), (b), (c) and (d), as of immediately prior to the Effective Time, and, for the avoidance of doubt, following the Conversion.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated July 29, 2020, as the same may be amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.0001 per share.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, would have a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (e) any actions taken or not taken by the Company or the Company Subsidiaries, or such other changes or events, in each case, (i) which Switchback has requested in writing or to which it has consented in writing or (ii) which are required by this Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties in Section 4.05(a) and, to the extent related thereto, the condition in Section 8.02(a)); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect); or, (h) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except in the cases of clauses (a) through (c), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Merger Shares” means a number of shares equal to (i) the Company Valuation divided by (ii) $10.00.

“Company Options” means all incentive stock options or nonqualified stock options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, under the 2007 Company Stock Plan, the 2017 Company Stock Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants.”

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis (other than any shares of Company Restricted Stock), and including, without duplication, (i) the number of shares of Company Common Stock issuable upon the Conversion, (ii) the number of shares of Company Common Stock subject to Company Options that are issuable upon the net exercise of such Company Options, assuming that the fair market value of one Option Share equals (x) the Exchange Ratio multiplied by (y) $10.00, which Company Options are outstanding and vested in accordance with their respective terms as of immediately prior to the Effective Time and (iii) the number of shares of Company Common Stock issuable pursuant to unexpired Company Warrants (with respect to each Company Warrant, determined by calculating the number of Warrant Shares issuable upon the net exercise of such Company Warrant in accordance with its terms, assuming that the fair market value of one Warrant Share equals the (x) Exchange Ratio multiplied by (y) $10.00) that are issued and outstanding as of immediately prior to the Effective Time, which, unless otherwise agreed by Switchback and the Company, shall be calculated in accordance with the Closing Model.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series F Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock and Company Series H-1 Preferred Stock.

“Company Restricted Stock” means the unvested restricted shares of Company Common Stock granted pursuant to the Company Stock Plans upon the “early exercise” of Company Options.

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Company Series C Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Company Series D Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series D Preferred Stock in the Company Certificate of Incorporation.

“Company Series E Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series E Preferred Stock in the Company Certificate of Incorporation.

“Company Series F Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series F Preferred Stock in the Company Certificate of Incorporation.

“Company Series G Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series G Preferred Stock in the Company Certificate of Incorporation.

“Company Series H Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series H Preferred Stock in the Company Certificate of Incorporation.

“Company Series H-1 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series H-1 Preferred Stock in the Company Certificate of Incorporation.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Approval” means the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted basis), voting together as a single class, (ii) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis, (iii) the holders of 2/3 of the outstanding shares of the Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock (voting together as a single class on an as converted basis), (iv) the Requisite Series D Holders (as defined in the Company Certificate of Incorporation), (v) a majority of the outstanding shares of Company Series E Preferred Stock, Company Series F Preferred Stock and Company Series G Preferred Stock (voting together as a single class on an as converted basis); (vi) the Requisite Series H Holders (as defined in the Company Certificate of Incorporation); and (vii) the Requisite Series H-1 Holders (as defined in the Company Certificate of Incorporation).

“Company Stock Plans” means the 2007 Company Stock Plan and the 2017 Company Stock Plan, in each case, as such may have been amended, supplemented or modified from time to time.

“Company Subsidiary” means each subsidiary of the Company.

“Company Valuation” means $2,450,000,000.

“Company Voting Agreement” means that certain Amended and Restated Voting Agreement, dated July 31, 2020, by and among the Company and the parties named therein.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries, in each case that either (x) the Company or the Company Subsidiaries are bound to keep confidential or (y) with respect to clause (i), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Earnout Period” means the time period between the Closing Date and the five-year anniversary of the Closing Date.

“Eligible Company Equityholder” means a holder of (a) a share of Company Common Stock (after taking into account the Conversion and excluding any shares of Company Restricted Stock), (b) a vested and unexercised Company Option or (c) a Company Warrant, in each case immediately prior to the Effective Time.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the following ratio (rounded to four decimal places): (i) the Company Merger Shares divided by (ii) the Company Outstanding Shares.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all registrations and applications for registration of the foregoing, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration of the foregoing, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description and (vii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated July 31, 2020, by and among the Company and the parties named therein.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry of the individuals with operational responsibility for the fact or matter in question, and in the case of Switchback, the actual knowledge of Scott McNeill and Jim Mutrie after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation, or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (vii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier) and (ii) any other definition for any similar term provided by Privacy/Data Security Laws.

“PIPE Investment Amount” means $225,000,000.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including, to the extent applicable, the following Laws: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, California Senate Bill No. 327 (Security of Connected Devices), state data security Laws, state data breach notification Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Private Placement Transaction Costs” means all out-of-pocket fees, costs and expenses of Switchback or Merger Sub incurred on or before the Closing Date in connection with the Private Placements, including the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Switchback or Merger Sub (to the extent Switchback or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC.

“Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined by dividing (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Conversion, but excluding any shares of Company Restricted Stock), shares of Company Common Stock subject to vested and unexercised Company Options outstanding immediately prior to the Effective Time and shares issuable pursuant to Company Warrants issued and outstanding immediately prior to the Effective Time, in each case, held by such Eligible Company Equityholder by (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Conversion, but excluding any shares of Company Restricted Stock), shares of Company Common Stock subject to vested and unexercised Company Options outstanding immediately prior to the Effective Time and shares issuable pursuant to Company Warrants issued and outstanding immediately prior to the Effective Time.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, in respect of which the Company or any Company Subsidiary (i) is currently deriving revenue from the sale or provision thereof or (ii) has undertaken manufacturing or production activities, including through any Supplier, for the future sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Sections 9.2 and 9.7 of Article IX of the Switchback Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration), including domain names.

“Right of First Refusal and Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated July 31, 2020, by and among the Company and the parties named therein.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format).

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Switchback Cash” means, as of the date or time of determination: (a) all amounts in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the Switchback Organizational Documents, if any); plus (b) all other cash and cash equivalents of Switchback (for the avoidance of doubt, excluding the amounts described in the immediately preceding clause (a)); plus (c) the amount finally delivered to Switchback at or prior to the Closing in connection with the consummation of the Private Placements.

“Switchback Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Switchback, dated July 25, 2019.

“Switchback Class A Common Stock” means Switchback’s Class A Common Stock, par value $0.0001 per share.

“Switchback Common Stock” means Switchback’s Class A Common Stock and the Switchback Founders Stock.

“Switchback Founders Stock” means Switchback’s Class B Common Stock, par value $0.0001 per share.

“Switchback Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would have a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of Switchback or (ii) the ability of Switchback or Merger Sub to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Switchback Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Switchback operates, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (e) any actions taken or not taken by Switchback, or such other changes or events, in each case, which (i) the Company has requested in writing or to which it has consented in writing or (ii) are required by this Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (f) shall not apply to references to “Switchback Material Adverse Effect” in the representations and warranties in Section 5.05(a) and, to the extent related thereto, the condition in Section 8.03(a)); or, (g) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except in the cases of clauses (a) through (c), to the extent that Switchback is disproportionately affected thereby as compared with other participants in the industry in which Switchback operates.

“Switchback Minimum Cash” means an amount equal to $300,000,000.

“Switchback Organizational Documents” means the Switchback Certificate of Incorporation, the bylaws of Switchback, and Trust Agreement of Switchback, in each case as amended, modified or supplemented from time to time.

“Switchback Transaction Costs” means all out-of-pocket fees, costs and expenses of Switchback or Merger Sub incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, including, without duplication, (i) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Switchback or Merger Sub (to the extent Switchback or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC and (ii) the cash portion of any loan payable to the Sponsor, the proceeds from which are used by Switchback to pay any of the fees, costs or expenses set forth in clause (i), but excluding, for the avoidance of doubt, (w) any item set forth on Section 1.01 of the Switchback Disclosure Schedule, (x) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred in the ordinary course of business consistent with past practice and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions, (y) the portion of the filing fee for the Notification and Report Forms filed under the HSR Act payable by the Company and (z) the cash portion of any loan payable to the Sponsor, the proceeds from which are used by Switchback to pay any of the fees, costs or expenses set forth in clauses (w), (x) and (y). For the avoidance of doubt, the Private Placement Transaction Costs shall be Switchback Transaction Costs.

“Switchback Transaction Costs Cap” means an amount equal to $20,000,000.

“Switchback Units” means one share of Switchback Class A Common Stock and one-third of one Switchback Warrant.

“Switchback Warrant Agreement” means that certain warrant agreement dated July 25, 2019, by and between Switchback and Continental Stock Transfer & Trust Company.

“Switchback Warrants” means whole warrants to purchase shares of Switchback Class A Common Stock as contemplated under the Switchback Warrant Agreement, with each whole warrant exercisable for one share of Switchback Class A Common Stock at an exercise price of $11.50.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Trading Day” means any day on which shares of Switchback Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Switchback Class A Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the volume-weighted average closing sale price of one share of Switchback Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Switchback Class A Common Stock are then listed) is greater than or equal to $15.00 for any ten (10) Trading Days within any twenty (20) consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the volume-weighted average closing sale price of one share of Switchback Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Switchback Class A Common Stock are then listed) is greater than or equal to $20.00 for any ten (10) Trading Days within any twenty (20) consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the volume-weighted average closing sale price of one share of Switchback Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Switchback Class A Common Stock are then listed) is greater than or equal to $30.00 for any ten (10) Trading Days within any twenty (20) consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Switchback in connection with its due diligence investigation of the Company relating to the Transactions.

“Warrant Shares” means the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with the terms of such Company Warrant.

1.02 Further Definitions. The following terms have the meaning set forth in the Section s set forth below:

Defined Term	Location of Definition

2020 Balance Sheet	§ 4.07(a)
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.01(a)
Antitrust Laws	§ 7.12(a)
Assumed Warrant	§ 3.01(c)
Audited Financial Statements	§ 7.18
Blue Sky Laws	§ 4.05(b)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(h)

Defined Term	Location of Definition

Company	Preamble
Company Board	Recitals
Company Change in Recommendation	§ 7.03(b)
Company Closing Statement	§ 3.04(c)
Company Disclosure Schedule	Article IV
Company D&O Insurance	§ 7.07(c)
Company Interested Party Transaction	§ 4.21(a)
Company Permits	§ 4.06
Company Recommendation	Recitals
Company Warrants	§ 4.03(b)
Confidentiality Agreement	§ 7.05(b)
Consent Solicitation Statement	§ 7.02(b)
Contracting Parties	§ 10.11
Conversion	§ 3.01(a)
D&O Insurance	§ 7.07(b)
Data Security Requirements	§ 4.13(j)
DGCL	Recitals
Earnout Shares	§ 3.03(a)
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
ESPP	§ 7.02(b)
ESPP Proposal	§ 7.02(b)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(d)
Exchanged Restricted Stock	§ 3.01(e)
Financial Statement Delivery Date	§ 9.01(b)
Founder Stockholders	Recitals
Founders Stock Letter	Recitals
GAAP	§ 4.07(a)
Go-forward D&O Insurance	§ 7.07(e)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Interim Financial Statements	§ 4.07(b)
IRS	§ 4.10(b)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter Agreement	Recitals
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.16(a)
Material Customers	§ 4.17
Material Suppliers	§ 4.17
Maximum Annual Premium	§ 7.07(c)
Merger	Recitals

Defined Term	Location of Definition

Merger Materials	§ 7.02(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Nonparty Affiliates	§ 10.11
Omnibus Incentive Plan	§ 7.02(b)
Omnibus Incentive Plan Proposal	§ 7.02(b)
Outside Date	§ 9.01(b)
Per Share Merger Consideration	§ 3.01(b)(i)
PIPE Investors	Recitals
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Private Placements	Recitals
Proxy Statement	§ 7.02(b)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(b)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Required Switchback Proposals	§ 7.02(b)
Requisite Company Stockholder Approval	§ 7.02(b)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Side Letter Agreements	§ 4.21(b)
Sponsor	Recitals
Subscription Agreements	Recitals
Support Agreement Failure	§ 7.02(a)
Surviving Corporation	§ 2.01
Switchback	Preamble
Switchback Alternative Transaction	§ 7.01(d)
Switchback Board	Recitals
Switchback Change in Recommendation	§ 7.04(a)
Switchback Closing Statement	§ 3.04(b)
Switchback D&O Insurance	§ 7.07(d)
Switchback Disclosure Schedule	Article V
Switchback Interested Party Transaction	§ 5.17
Switchback Preferred Stock	§ 5.03(a)
Switchback Proposals	§ 7.02(b)
Switchback SEC Reports	§ 5.07(a)
Switchback Stockholders’ Meeting	§ 7.02(b)
Switchback Tail Policy	§ 7.07(d)
Terminating Company Breach	§ 9.01(f)
Terminating Switchback Breach	§ 9.01(g)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Unaudited Financial Statements	§ 4.07(a)
Written Consent	§ 7.03(a)
Written Consent Failure	§ 7.03(a)

1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to September 23, 2020.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II

Agreement and Plan of Merger

2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing of the Merger (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.04 Certificate of Incorporation; Bylaws; Registration Rights Agreement.

(a) At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL.

(c) At the Closing, Switchback shall amend and restate, effective as of the Effective Time, the Switchback Certificate of Incorporation to be as set forth on Exhibit C.

(d) At the Closing, Switchback shall amend and restate, effective as of the Effective Time, the bylaws of Switchback to be as set forth on Exhibit D.

(e) At the Closing, Switchback and the stockholders of Switchback shall deliver to the Company a copy of the Registration Rights Agreement duly executed by Switchback and the stockholders of Switchback party thereto.

2.05 Directors and Officers.

(a) The parties will take all requisite action such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit E hereto, or as otherwise agreed in writing by the parties prior to the Closing, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties shall use reasonable best efforts to cause the individuals nominated for election in the Registration Statement to comprise the Switchback Board immediately following the Effective Time, each to hold office in accordance with the DGCL and the Switchback Certificate of Incorporation and the bylaws of Switchback and until their respective successors are duly elected or appointed and qualified.

Article III

Effects of the Merger

3.01 Conversion of Securities.

(a) Immediately prior to the Effective Time and subject to receipt of the Requisite Company Stockholder Approval, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Article IV(C)4(a)(i) of the Company Certificate of Incorporation (the “Conversion”). After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Switchback, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the Conversion, but excluding shares of Company Restricted Stock) shall be canceled and converted into the right to receive (A) the number of shares of Switchback Class A Common Stock equal to the Exchange Ratio and (B) the contingent right to receive the Earnout Shares in accordance with Section 3.03, in each case without interest (collectively, the “Per Share Merger Consideration”);

(ii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(c) Effective as of the Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into (i) a warrant to acquire a number of shares of Switchback Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(c) (each such resulting warrant, an “Assumed Warrant”) and (ii) the contingent right to receive the Earnout Shares in accordance with Section 3.03. Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of Switchback Class A Common Stock; (b) the number of shares of Switchback Class A Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Switchback Class A Common Stock; and (c) the per share exercise price for the Switchback Class A Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. Switchback shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares Switchback Class A Common Stock for delivery upon the exercise of such Assumed Warrants.

(d) Each Company Option that is outstanding immediately prior to the Effective Time shall be converted into (i) in the case of Company Options that are vested or unvested, an option to purchase a number of shares of Switchback Class A Common Stock (rounded down to the nearest whole number) (such option, an “Exchanged Option”) equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Switchback Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Switchback Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (including that share amounts will be rounded down to the nearest whole number and exercise prices will be rounded up to the nearest whole cent) and (ii) solely in the case of Company Options that are vested, the contingent right to receive the Earnout Shares in accordance with Section 3.03. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger or any related transactions; provided, that Exchanged Options resulting from the conversion of Company Options issued under the 2017 Company Stock Plan shall be exercisable only to the extent vested.

(e) Each award of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be converted into an award with respect to a number of restricted shares of Switchback Class A Common Stock (rounded up or down to the nearest whole number, with a fraction of 0.5 rounded up) (such award of restricted shares, “Exchanged Restricted Stock”) equal to (A) the number of shares of Company Restricted Stock subject to such award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each award of Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding former Company Restricted Stock immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger and any related transactions.

(f) At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock pursuant to Section 3.01(b), the treatment of the Company Warrants pursuant to Section 3.01(c) and the treatment of the Company Options pursuant to Section 3.01(d), the treatment of the Company Restricted Stock pursuant to Section 3.01(e) or to cause any disposition or acquisition of equity securities of Switchback pursuant to Section 3.01(b), Section 3.01(c), Section 3.01(d) or Section 3.01(e), by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to Switchback or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Switchback to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, Switchback shall file an appropriate registration statement or registration statements with respect to the shares of Switchback Class A Common Stock subject to the Assumed Warrants and Exchanged Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(g) Pursuant to the terms of the Switchback Certificate of Incorporation, the Switchback Founders Stock will convert into Switchback Class A Common Stock at the Closing. All of the shares of Switchback Founders Stock converted into shares of Switchback Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Switchback Founders Stock shall thereafter cease to have any rights with respect to such securities.

3.02 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Switchback shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Switchback and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Stock, for exchange in accordance with this Article III, the number of shares of Switchback Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Switchback Class A Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Switchback shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, Switchback shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to Switchback and the Company (the “Letter of Transmittal”) and shall specify (1) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (2) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Switchback shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration (other than any Earnout Shares) in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c) Distributions with Respect to Unexchanged Shares of Switchback Class A Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Switchback Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Switchback Class A Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Switchback shall pay or cause to be paid to the holder of the shares of Switchback Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Switchback Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Switchback Class A Common Stock.

(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) or pursuant to Section 3.03 in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Switchback Class A Common Stock or the Company Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that this Section 3.01(e) shall not be construed to permit Switchback or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for one year after the Effective Time shall be delivered to Switchback, upon demand, and any holders of Company Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Switchback for the applicable Per Share Merger Consideration, other than as provided in Section 3.03. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Switchback free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Switchback or the Surviving Corporation shall be liable to any holder of Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) for any Switchback Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, Switchback and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of a Company Warrant, a Company Option, Company Restricted Stock or Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)), such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. As soon as reasonably practicable prior to making any deduction or withholding pursuant to this Section 3.02(h), the Surviving Corporation, Merger Sub, Switchback or the Exchange Agent, as the case may be, shall use reasonable best efforts to (i) provide written notice to the Company of any anticipated deduction or withholding (together with the legal basis therefor), (ii) cooperate in good faith and (iii) reduce or eliminate any amounts that would otherwise be deducted or withheld. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the Company Warrant, the Company Option, the Company Restricted Stock or the Company Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent or, solely in respect of Earnout Shares issuable pursuant to Section 3.03, Switchback, will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01 or Section 3.03, as applicable.

(j) Fractional Shares. No certificates or scrip or shares representing fractional shares of Switchback Class A Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Switchback or a holder of shares of Switchback Class A Common Stock. In lieu of any fractional share of Switchback Class A Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Switchback Class A Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03 Earnout.

(a) Following the Closing, and as additional consideration for the Merger and the other Transactions, within five Business Days after the occurrence of a Triggering Event, Switchback shall issue or cause to be issued to each Eligible Company Equityholder (in accordance with its respective Pro Rata Share), the following shares of Switchback Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Switchback Class A Common Stock occurring on or after the Closing (other than the conversion of the Switchback Founders Stock into Switchback Class A Common Stock at the Closing), the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i) Upon the occurrence of Triggering Event I, a one-time issuance of 9,000,000 Earnout Shares;

(ii) Upon the occurrence of Triggering Event II, a one-time issuance of 9,000,000 Earnout Shares; and

(iii) Upon the occurrence of Triggering Event III, a one-time issuance of 9,000,000 Earnout Shares.

(b) For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 27,000,000 Earnout Shares.

(c) If, during the Earnout Period, there is a Change of Control pursuant to which Switchback or its stockholders have the right to receive consideration implying a value per share of Switchback Class A Common Stock (as agreed in good faith by the Sponsor and the Switchback Board) of:

(i) less than $15.00, then this Section 3.03 shall terminate and no Earnout Shares shall be issuable hereunder;

(ii) greater than or equal to $15.00 but less than $20.00, then, (A) immediately prior to such Change of Control, Switchback shall issue 9,000,000 shares of Switchback Class A Common Stock to each Eligible Company Equityholder (in accordance with its respective Pro Rata Share) and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder;

(iii) greater than or equal to $20.00 but less than $30.00, then, (A) immediately prior to such Change of Control, Switchback shall issue 18,000,000 shares of Switchback Class A Common Stock to each Eligible Company Equityholder (in accordance with its respective Pro Rata Share) and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder; or

(iv) greater than or equal to $30.00, then, (A) immediately prior to such Change of Control, Switchback shall issue 27,000,000 shares of Switchback Class A Common Stock to each Eligible Company Equityholder (in accordance with its respective Pro Rata Share) and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder.

(d) The Switchback Class A Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in clauses (i), (ii), (iii) and (iv) of Section 3.03(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Switchback Class A Common Stock occurring on or after the Closing (other than the conversion of the Switchback Founders Stock into Switchback Class A Common Stock at the Closing).

3.04 Payment of Switchback Transaction Costs; Closing Statement.

(a) No later than two (2) Business Days prior to the Closing, Switchback shall deliver to the Company a written notice setting forth the amount of estimated Switchback Transaction Costs as of the Closing (including separate line items for the Private Placement Transaction Costs) and all relevant supporting documentation used by Switchback in calculating such amounts reasonably requested by the Company. On the Closing Date following the Closing, Switchback shall pay or cause to be paid by wire transfer of immediately available funds (i) all Private Placement Transaction Costs that remain unpaid as of such time and (ii) all other Switchback Transaction Costs that remain unpaid as of such time; provided that in no event shall Switchback be obligated to pay any Switchback Transaction Costs (excluding any Private Placement Transaction Costs) in excess of the Switchback Transaction Costs Cap, it being understood that the Sponsor shall be obligated to bear all Switchback Transaction Costs, excluding any Private Placement Transaction Costs, in excess of the Switchback Transaction Costs Cap pursuant to the terms of the Founders Stock Letter.

(b) No later than two (2) Business Days prior to the Closing and in any event not earlier than the time that holders of Switchback Class A Common Stock may no longer elect redemption in accordance with the Redemption Rights, Switchback shall prepare and deliver to the Company a statement (the “Switchback Closing Statement”) setting forth in good faith: (i) the amount in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the Switchback Organizational Documents, if any); plus all other cash and cash equivalents of Switchback; plus the amount finally delivered to or to be delivered to Switchback at or prior to the Closing in connection with the consummation of the Private Placements; (ii) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the Switchback Organizational Documents; and (iii) the number of shares of Switchback Class A Common Stock to be outstanding as of the Closing after giving effect to the exercise of Redemption Rights in accordance with the Switchback Organizational Documents and the issuance of shares of Switchback Class A Common Stock pursuant to the Private Placements. The Switchback Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Switchback Closing Statement until the Closing, Switchback shall (x) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within Switchback’s or its Representatives’ possession or control in connection with the Company’s review of the Switchback Closing Statement and (y) consider in good faith any comments to the Switchback Closing Statement provided by the Company, which comments the Company shall deliver to Switchback no later than one (1) Business Day prior to the Closing Date, and Switchback shall revise such Switchback Closing Statement to incorporate any changes Switchback determines are reasonably necessary or appropriate given such comments.

(c) Two (2) Business Days prior to the Closing, the Company shall prepare and deliver to Switchback a statement (the “Company Closing Statement”) setting forth in good faith (x) a capitalization table containing the information set forth in Section 4.03(a) and, with respect to each holder of Company Options, Company Restricted Stock or Company Warrants, the information set forth on Section 4.03(c) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to Switchback. The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (i) use reasonable best efforts to cooperate with and provide Switchback and its Representatives all information reasonably requested by Switchback or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with Switchback’s review of the Company Closing Statement and (ii) consider in good faith any comments to the Company Closing Statement provided by Switchback, which comments Switchback shall deliver to the Company no later than one (1) Business Day prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

3.05 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Switchback for any reason shall be converted into the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.

3.06 Appraisal and Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Closing, the Company shall give Switchback (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall consult with Switchback prior to making any payment with respect to demands for appraisal or offering to settle or settling any such demands.

Article IV

Representations and Warranties of the Company

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless such disclosure has sufficient detail on its face that it is reasonably apparent that it relates to another section of this Article IV) or by cross-reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to Switchback and Merger Sub as follows:

4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary, is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.02 Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to Switchback a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 300,793,984 shares of Company Common Stock and 185,812,009 shares of Company Preferred Stock, consisting of (i) 29,126 shares of Company Series A Preferred Stock, (ii) 133,284 shares of Company Series B Preferred Stock, (iii) 45,376 shares of Company Series C Preferred Stock, (iv) 45,900,255 shares of Company Series D Preferred Stock, (v) 22,655,554 shares of Company Series E Preferred Stock, (vi) 23,691,925 shares of Company Series F Preferred Stock, (vii) 28,630,981 shares of Company Series G Preferred Stock, (viii) 42,298,202 shares of Company Series H Preferred Stock and (ix) 22,427,306 shares of Company Series H-1 Preferred Stock. As of the date hereof, (x) 15,194,218 shares of Company Common Stock are issued and outstanding, (xi) 29,126 shares of Company Series A Preferred Stock are issued and outstanding, (xii) 130,590 shares of Company Series B Preferred Stock are issued and outstanding, (xiii) 45,376 shares of Company Series C Preferred Stock are issued and outstanding, (xiv) 44,458,421 shares of Company Series D Preferred Stock are issued and outstanding, (xv) 21,846,428 shares of Company Series E Preferred Stock are issued and outstanding, (xvi) 23,691,925 shares of Company Series F Preferred Stock are issued and outstanding, (xvii) 28,630,981 shares of Company Series G Preferred Stock are issued and outstanding, (xviii) 42,298,202 shares of Company Series H Preferred Stock are issued and outstanding, (xix) 22,427,306 shares of Company Series H-1 Preferred Stock are issued and outstanding (xx) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (xxi) 38,434,667 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Stock Plans (xxii) 118,443 shares of Company Restricted Stock are outstanding pursuant to the Company Stock Plans, (xxiii) 38,780,360 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants and (xxiv) 197,284,651 shares of Company Common Stock are reserved for future issuance pursuant to the conversion of the Company Preferred Stock.

(b) Other than (i) the Company Options set forth on Section 4.03(c) of the Company Disclosure Schedule, (ii) the Company Restricted Stock set forth on Section 4.03(c) of the Company Disclosure Schedule, (iii) the Company Preferred Stock, (iv) the rights provided in the Investors’ Rights Agreement, (v) outstanding warrants as of the date of this Agreement to purchase an aggregate of 2,694 shares of Company Series B Preferred Stock, (vi) outstanding warrants as of the date of this Agreement to purchase an aggregate of 1,441,834 shares of Company Series D Preferred Stock, (vii) outstanding warrants as of the date of this Agreement to purchase an aggregate of 809,126 shares of Company Series E Preferred Stock, (viii) outstanding warrants as of the date of this Agreement to purchase an aggregate of 36,526,706 shares of Company Common Stock (the warrants described in the forgoing clauses (v) through (viii), collectively, the “Company Warrants”), and (ix) Company Options and Company Restricted Stock issued following the execution of this Agreement in accordance with Section 6.01(b)(iii), there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Company Voting Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Stock or any of the equity interests or other securities of the Company.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option, Company Restricted Stock and Company Warrant outstanding as of the date of this Agreement, as applicable: (i) the name of the Company Option or Company Restricted Stock recipient or the name of the holder of the Company Warrant; (ii) the Company Stock Plan, if any, pursuant to which such Company Option or Company Restricted Stock was granted; (iii) the number of shares of Company Stock subject to such Company Option, Company Restricted Stock or Company Warrant; (iv) the exercise or purchase price of such Company Option, Company Restricted Stock or Company Warrant; (v) the date on which such Company Option, Company Restricted Stock or Company Warrant was granted; and (vi) the date on which such Company Option or Company Warrant expires. The Company has made available to Switchback accurate and complete copies of the Company Stock Plans pursuant to which the Company has granted the Company Options or Company Restricted Stock that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options, Company Restricted Stock or Company Warrants. Except as would not reasonably be expected to result in material liability to the Company, no Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) Other than with respect to Company Restricted Stock, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company Restricted Stock as a result of the proposed transactions herein, and (ii) all outstanding Company Stock, all outstanding Company Options, all outstanding shares of Company Restricted Stock, all outstanding Company Warrants and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (1) all applicable securities laws and other applicable Laws and (2) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(g) Section 4.03(g) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to Article IV(C)4(a)(i) of the Company Certificate of Incorporation. After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Requisite Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Requisite Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Switchback and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, (x) with respect to clause (ii), have not had and would not reasonably be expected to have a Company Material Adverse Effect and (y) with respect to clause (iii), have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) No dissenters’ rights, rights of appraisal or other similar rights under Section 2115 of the Corporations Code of the State of California apply in connection with the Transactions.

4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all respects and to carry on its business in all respects as it is now being conducted (each, a “Company Permit”), except where the failure to do so, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any Company Permit or (b) any Material Contract, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, (x) in the case of clause (a) have not had, and would not reasonably be expected to have a Company Material Adverse Effect and (y) in the case of clause (b) have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

4.07 Financial Statements.

(a) Attached as Section 4.07(a) of the Company Disclosure Schedule is a true and complete copy of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of January 31, 2020 (the “2020 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended (collectively, the “Unaudited Annual Financial Statements”). The Unaudited Annual Financial Statements (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b) Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of July 31, 2019 and July 31, 2020, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the six (6) months then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments, which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(c) Except as and to the extent set forth on the 2020 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Since February 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

4.08 Absence of Certain Changes or Events. Since January 31, 2020 and on and prior to the date of this Agreement, except as otherwise reflected in the Unaudited Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, other than due to any actions taken due to COVID-19 Measures, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice, (c) there has not been a Company Material Adverse Effect, and (d) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b)(ii), Section 6.01(b)(v), Section 6.01(b)(vii), Section 6.01(b)(viii), Section 6.01(b)(xiii), Section 6.01(b)(xiv), Section 6.01(b)(xviii), Section 6.01(b)(xix) and, only with respect to the covenants in each of the foregoing subsections of Section 6.01(b), Section 6.01(b)(xxii).

4.09 Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, except for any Action that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans (for the avoidance of doubt, excluding any offer letter, consulting agreement, equity award agreement or other agreement which does not materially deviate from the applicable standard Company form and for which such form has been made available to Switchback) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or individual consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each material Plan, the Company has made available to Switchback, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past year.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Section s 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to material separation pay, severance, termination or similar benefits to any person as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or individual consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law, or with respect to reimbursement of Consolidated Omnibus Budget Reconciliation Act of 1985 premiums.

(f) Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, each Plan is and has been within the past six (6) years in compliance, in all respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and the ERISA Affiliates have performed, in all respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, there have been no acts or omissions by the Company or any ERISA Affiliate that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(j) Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and each ERISA Affiliate have each complied in all respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

4.11 Labor and Employment Matters.

(a) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and there have not been within the past 3 years any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(b) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees.

(c) Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, the Company and the Company Subsidiaries are and have been since February 1, 2017 in compliance in all respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Switchback. To the knowledge of the Company, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Other than due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.13 Intellectual Property.

(a) Section 4.13 of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $75,000, (B) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $75,000 per annum, (C) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (D) feedback and similar licenses that are not material to the business); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted or as contemplated to be conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof.

(b) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Registered Intellectual Property (other than applications) constituting Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries (i) to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) intentionally in the ordinary course of business, through marketing materials made available by the Company or a Company Subsidiary, which such marketing materials do not contain trade secrets of the Company or any Company Subsidiary or any other sensitive or proprietary information of the Company or any Company Subsidiary.

(d) (i) There have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person (1) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (2) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) (y) with respect to all Intellectual Property other than patents, has not and does not infringe, misappropriate or violate such Intellectual Property of other persons and (z) with respect to patents, to the Company’s knowledge, has not and does not infringe such patents of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form(s) made available to Merger Sub or Switchback, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(g) To the Company’s knowledge, there are, and for the past three (3) years have been, no defects in any of the Products currently offered by the Company, in each case that has had a material effect and prevented or would prevent the same from performing substantially in accordance with their specifications or functionality descriptions.

(h) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries. Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, the company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures designed to (i) manage mobile devices, including those provided to employees or contractors by the Company or any Company Subsidiary and those provided by such individuals themselves, (ii) provide continuous monitoring and alerting of any problems or issues with the Business Systems, and (iii) monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems. There has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number and type of licenses for the operation of their Business Systems as currently conducted.

(i) The Company and each of the Company Subsidiaries since February 1, 2017, have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security, and (iv) PCI DSS (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Business Data. The Company’s and the Company Subsidiaries’ employees receive reasonable training on information security issues. To the Company’s knowledge, there are no Disabling Devices in any of the Business Systems or Product components. Since February 1, 2017 to the date hereof, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any material data security breaches, material unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption or alteration of any Business Data; or (y) received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any written claims or complaints regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any of the Company Subsidiaries has provided or, to the Company’s knowledge, been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information.

(j) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. To the Company’s knowledge, the Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Surviving Corporation or such Company Subsidiaries, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.

(k) All past and current employees and independent contractors of the Company and the Company Subsidiaries have agreed to written obligations to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.

(l) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

4.14 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and delinquent or otherwise being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than the Company or any Company Subsidiary) or has a potential liability or obligation to any such person (other than the Company or any Company Subsidiary) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(c) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business consistent with past practice.

(d) Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee or successor.

(g) Neither the Company nor any Company Subsidiary has (i) any request for a ruling in respect of material Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) Neither the Company nor any Company Subsidiary has, within the last two years, distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(k) Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to material Tax in such jurisdiction.

(m) As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has any reason to believe that any conditions or facts exist that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since February 1, 2018, nor is in violation of, applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all permits, licenses and other authorizations required under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, in each of the foregoing clauses (a)-(f), except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or bound (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $1,000,000, in the aggregate, over any 12-month period since February 1, 2019;

(ii) all contracts and agreements with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $1,000,000, in the aggregate, over any 12-month period since February 1, 2019;

(iii) all management contracts and contracts with other consultants, in each case, excluding Plans, that are not terminable without further monetary liability on 60 days’ or less notice (except for notice or severance to the extent required under applicable Law for non-U.S. employees, and where further potential monetary liability is less than $100,000);

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements (excluding reseller agreements in the ordinary course of business) to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $1,000,000, in the aggregate, over any 12-month period since February 1, 2019;

(v) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $1,000,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party that involve payments to the Company or any Company Subsidiaries in excess of $500,000;

(ix) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xi) all contracts and agreements relating to the purchase of engineering or design services that involve more than $1,000,000, other than those contracts and agreements under which no further services are due;

(xii) all leases or master leases of personal property reasonably likely to result in annual payments of $1,000,000 or more in a 12-month period;

(xiii) all contracts involving use of any Company-Licensed IP required to be listed in 4.13(a)(ii) of the Company Disclosure Schedule;

(xiv) all contracts which involve the license or grant of rights by the Company or any Company Subsidiary to a third party of Company-Owned IP (other than non-exclusive licenses granted to customers or distributors in the ordinary course of business);

(xv) all contracts or agreements under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xvi) all agreements for the development of material Company-Owned IP that is embodied in or distributed with a Product or otherwise material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and consulting agreements entered into on the Company’s standard forms of such agreements made available to Switchback);

(xvii) all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise);

(xviii) all contracts and agreements relating to a Company Interested Party Transaction; and

(xix) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $1,000,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) as of the date of this Agreement, the Company and the Company Subsidiaries have not received any notice or claim of any such breach, violation or default under any such Material Contract, in each of the foregoing clauses (i)-(iii), except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole. The Company has made available to Switchback true and complete copies of all Material Contracts, including any amendments thereto.

4.17 Customers, Vendors and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth as of the date of this Agreement (i) the top 25 customers of the Company as of September 1, 2020 (based upon aggregate consideration paid to the Company for goods or services rendered since February 1, 2020) (collectively, the “Material Customers”), and (ii) the top 25 suppliers of the Company as of September 1, 2020 (based upon the aggregate consideration paid by the Company for goods or services rendered since February 1, 2020) (collectively, the “Material Suppliers”). To the knowledge of the Company as of the date of this Agreement, there is no present intent, and the Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

4.19 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the Transactions (including the Merger), and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.20 Certain Business Practices.

(a) Since February 1, 2017, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to the Company.

(b) Since February 1, 2017, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to the Company.

(c) There are no, and since February 1, 2017, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, except as would not reasonably be expected to result in material liability to the Company.

4.21 Interested Party Transactions; Side Letter Agreements.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any person (other than the Company) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person (other than the Company) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21; provided further, that for clarity, no disclosure shall be required under this Section 4.21 with respect to any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such venture capital, private equity, angel or strategic investor is an affiliate of the Company, has actual knowledge of any Company Interested Party Transaction and such Company Interested Party Transaction would be disclosable pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company and the Company Subsidiaries have not, since February 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. To the knowledge of the Company, there are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights (collectively, the “Side Letter Agreements”).

4.22 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.23 Brokers. Except for BofA Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Switchback with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and BofA Securities, Inc., other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

4.24 Product Warranty; Products Liability.

(a) To the knowledge of the Company, all of the Products conform with all applicable contractual commitments and express and implied warranties. To the knowledge of the Company, all Products comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, manufacturing, labeling, quality and safety Laws of the United States and each state in which the Company or any Company Subsidiary makes the Products available and each other jurisdiction (including foreign jurisdictions) in which the Company or any Company Subsidiary makes the Products available, in each case directly or indirectly through any reseller or distributor. None of the Products currently offered by the Company or in use has been subject to a recall and, to the knowledge of the Company, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a recall.

(b) There are no existing or, to the Company’s knowledge, threatened product liability claims against the Company for Products which are defective and, to the Company’s knowledge, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a material product liability claim against the Company for Products currently offered by the Company or in use which are defective. The Company has not received any Governmental Order stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority.

4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 8.02(c), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Switchback, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Switchback, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Switchback, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V

Representations and Warranties of Switchback and Merger Sub

Except as set forth in the Switchback SEC Reports or Switchback’s disclosure schedule delivered by Switchback in connection with this Agreement (the “Switchback Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Switchback SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Switchback SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Switchback hereby represents and warrants to the Company as follows:

5.01 Corporate Organization.

(a) Each of Switchback and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Switchback and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Switchback Material Adverse Effect.

(b) Merger Sub is the only subsidiary of Switchback. Except for Merger Sub, Switchback does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.02 Organizational Documents. Each of Switchback and Merger Sub has heretofore furnished to the Company complete and correct copies of the Switchback Organizational Documents and the Merger Sub Organizational Documents. The Switchback Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Switchback nor Merger Sub is in violation of any of the provisions of the Switchback Organizational Documents and the Merger Sub Organizational Documents.

5.03 Capitalization.

(a) The authorized capital stock of Switchback consists of (i) 200,000,000 shares of Switchback Class A Common Stock, (ii) 20,000,000 shares of Switchback Founders Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Switchback Preferred Stock”). As of the date of this Agreement (iv) 31,411,763 shares of Switchback Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (v) 7,852,941 shares of Switchback Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (vi) no shares of Switchback Class A Common Stock or Switchback Founders Stock are held in the treasury of Switchback, (iv) 15,992,155 Switchback Warrants are issued and outstanding, and (vii) 15,992,155 shares of Switchback Class A Common Stock are reserved for future issuance pursuant to the Switchback Warrants. As of the date of this Agreement, there are no shares of Switchback Preferred Stock issued and outstanding. Each Switchback Warrant is exercisable for one share of Switchback Class A Common Stock at an exercise price of $11.50, subject to the terms of such Switchback Warrant and the Switchback Warrant Agreement. The Switchback Founders Stock will convert into Switchback Class A Common Stock at the Closing pursuant to the terms of the Switchback Certificate of Incorporation.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 10,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Switchback free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding Switchback Units, shares of Switchback Class A Common Stock, shares of Switchback Founders Stock and Switchback Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d) The Per Share Merger Consideration being delivered by Switchback hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Switchback Organizational Documents.

(e) Except for the Subscription Agreements, this Agreement, the Switchback Warrants and the Switchback Founders Stock, Switchback has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Switchback or obligating Switchback to issue or sell any shares of capital stock of, or other equity interests in, Switchback. All shares of Switchback Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Switchback nor any subsidiary of Switchback is a party to, or otherwise bound by, and neither Switchback nor any subsidiary of Switchback has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, Switchback is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Switchback Common Stock or any of the equity interests or other securities of Switchback or any of its Subsidiaries. Except with respect to the Redemption Rights and the Switchback Warrants and pursuant to the Founders Stock Letter, there are no outstanding contractual obligations of Switchback to repurchase, redeem or otherwise acquire any shares of Switchback Common Stock. There are no outstanding contractual obligations of Switchback to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04 Authority Relative to This Agreement. Each of Switchback and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Switchback and Merger Sub and the consummation by each of Switchback and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Switchback or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Switchback Common Stock and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Switchback Class A Common Stock and the amendment and restatement of the Switchback Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Switchback Common Stock). This Agreement has been duly and validly executed and delivered by Switchback and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Switchback or Merger Sub, enforceable against Switchback or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Switchback Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Switchback Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Switchback and Merger Sub do not, and the performance of this Agreement by each of Switchback and Merger Sub will not, (i) conflict with or violate the Switchback Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to Switchback or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Switchback or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Switchback or Merger Sub is a party or by which Switchback or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Switchback Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Switchback and Merger Sub do not, and the performance of this Agreement by each of Switchback and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Switchback or Merger Sub from performing its material obligations under this Agreement.

5.06 Compliance. Neither Switchback nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Switchback or Merger Sub or by which any property or asset of Switchback or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Switchback or Merger Sub is a party or by which Switchback or Merger Sub or any property or asset of Switchback or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Switchback Material Adverse Effect. Each of Switchback and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Switchback or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Switchback has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 25, 2019, together with any amendments, restatements or supplements thereto (collectively, the “Switchback SEC Reports”). As of their respective dates, the Switchback SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Switchback SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Switchback SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Switchback SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Switchback as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). Switchback has no off-balance sheet arrangements that are not disclosed in the Switchback SEC Reports.

(c) Except as and to the extent set forth in the Switchback SEC Reports, neither Switchback nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of Switchback’s and Merger Sub’s business.

(d) Switchback is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) Switchback has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Switchback and other material information required to be disclosed by Switchback in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Switchback’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Switchback’s principal executive officer and principal financial officer to material information required to be included in Switchback’s periodic reports required under the Exchange Act.

(f) Switchback maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Switchback maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(g) There are no outstanding loans or other extensions of credit made by Switchback to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Switchback, and Switchback has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Switchback (including, to the knowledge of Switchback, any employee thereof) nor Switchback’s independent auditors has identified or been made aware of (i) any material weakness or significant deficiency in the system of internal accounting controls utilized by Switchback, (ii) any fraud that involves Switchback’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Switchback or (iii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding comments from the SEC with respect to the Switchback SEC Reports. To the knowledge of Switchback, none of the Switchback SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.08 Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, Switchback has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Switchback Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Switchback or to which Switchback is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Switchback or any acquisition of property by Switchback or the conduct of business by Switchback as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Switchback Material Adverse Effect.

(b) Switchback does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Switchback has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby, (ii) with respect to fees and expenses of Switchback’s legal, financial and other advisors and (iii) any loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, Switchback is not, and at no time has been, party to any contract with any other person that would require payments by Switchback in excess of $1,000,000 in the aggregate with respect to any individual contract or when taken together with all other contracts (other than this Agreement and the agreements expressly contemplated hereby).

(d) Except as set forth on Section 5.08(d) of the Switchback Disclosure Schedule, there is no liability, debt or obligation against Switchback or its Subsidiaries, except for (i) liabilities and obligations (x) reflected or reserved for on Switchback’s consolidated balance sheet for the quarterly period ended June 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Switchback and its Subsidiaries, taken as a whole) or (y) that have arisen since the date of Switchback’s consolidated balance sheet for the quarterly period June 30, 2020 in the ordinary course of business of Switchback and its Subsidiaries or (ii) any loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions.

(e) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Switchback Material Adverse Effect.

(f) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(h) Since January 31, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) Switchback has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measures, (ii) Switchback has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been a Switchback Material Adverse Effect, and (iv) Switchback has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

5.09 Absence of Litigation. There is no material Action pending or, to the knowledge of Switchback, threatened against Switchback, or any property or asset of Switchback, before any Governmental Authority. Neither Switchback nor any material property or asset of Switchback is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Switchback, continuing investigation by, any Governmental Authority.

5.10 Board Approval; Vote Required.

(a) The Switchback Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Switchback and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of Switchback approve and adopt this Agreement and the Merger, and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the stockholders of Switchback at the Switchback Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Switchback necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Switchback Common Stock.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12 Brokers. Except for Goldman Sachs & Co. LLC, BofA Securities, Inc. and Oppenheimer & Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Switchback or Merger Sub. Switchback has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with Goldman Sachs & Co. LLC, BofA Securities, Inc. and Oppenheimer & Co. Inc., other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

5.13 Switchback Trust Fund. As of the date of this Agreement, Switchback has no less than $317,439,598 in the trust fund established by Switchback for the benefit of its public stockholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $10,924,117 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 25, 2019, between Switchback and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Switchback has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Switchback or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Switchback and the Trustee that would cause the description of the Trust Agreement in the Switchback SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of Switchback who shall have elected to redeem their shares of Switchback Class A Common Stock pursuant to the Switchback Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (1) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (2) upon the exercise of Redemption Rights in accordance with the provisions of the Switchback Organizational Documents. To Switchback’s knowledge, as of the date of this Agreement, following the Effective Time, no stockholder of Switchback shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Switchback, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Switchback shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Switchback as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Switchback due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Switchback who shall have exercised their Redemption Rights, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Switchback in connection with its efforts to effect the Merger. As of the date hereof, Switchback has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Switchback at the Effective Time.

5.14 Employees. Other than any officers as described in the Switchback SEC Reports, Switchback and Merger Sub have no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business consistent with past practice. Other than reimbursement of any out-of-pocket expenses incurred by Switchback’s officers and directors in connection with activities on Switchback’s behalf in an aggregate amount not in excess of the amount of cash held by Switchback outside of the Trust Account, Switchback has no unsatisfied material liability with respect to any officer or director. Switchback and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

5.15 Taxes.

(a) Switchback and Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and delinquent or otherwise being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither Switchback nor Merger Sub is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than Switchback or Merger Sub) or has a potential liability or obligation to any person (other than Switchback or Merger Sub) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither Switchback nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(c) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing, or (v) prepaid amount received prior to the Closing outside the ordinary course of business consistent with past practice.

(d) Each of Switchback and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e) Neither Switchback nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Switchback was the common parent).

(f) Neither Switchback nor Merger Sub has any material liability for the Taxes of any person (other than Switchback or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee or successor.

(g) Neither Switchback nor Merger Sub has (i) any request for a ruling in respect of material Taxes pending between Switchback or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) Neither Switchback nor Merger Sub has, within the last two years, distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither Switchback nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) There are no Tax liens upon any assets of Switchback or Merger Sub except for Permitted Liens.

(k) Neither Switchback nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) Neither Switchback nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which Switchback or Merger Sub does not file Tax Returns stating that Switchback or Merger Sub is or may be subject to material Tax in such jurisdiction.

(m) As of the date of this Agreement, neither Switchback nor Merger Sub has any reason to believe that any conditions or facts exist that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.16 Registration and Listing. The issued and outstanding Switchback Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SBE.U.” The issued and outstanding shares of Switchback Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SBE.” The issued and outstanding Switchback Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SBE WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Switchback, threatened in writing against Switchback by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Switchback Units, the shares of Switchback Class A Common Stock, or Switchback Warrants or terminate the listing of Switchback on the New York Stock Exchange. None of Switchback or any of its affiliates has taken any action in an attempt to terminate the registration of the Switchback Units, the shares of Switchback Class A Common Stock, or the Switchback Warrants under the Exchange Act.

5.17 Interested Party Transaction. Except as described in the Switchback SEC Reports, in connection with the Private Placements or in connection with any loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, there are no transactions, contracts, side letters, arrangements or understandings between Switchback or Merger Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of Switchback or Merger Sub, on the other hand (each, a “Switchback Interested Party Transaction”).

5.18 Investment Company Act. Neither Switchback nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.19 Switchback’s and Merger Sub’s Investigation and Reliance. Each of Switchback and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Switchback and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Switchback, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither Switchback nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(c). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Switchback, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Switchback or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Switchback and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

5.20 Founders Stock Letter. Switchback has delivered to the Company a true, correct and complete copy of the Founders Stock Letter. No withdrawal, termination, amendment or modification of the Founders Stock Letter is contemplated by Switchback and, to the knowledge of Switchback, the Founders Stock Letter is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect. The Founders Stock Letter is a legal, valid and binding obligation of Switchback and, to the knowledge of Switchback, the other Founder Stockholders. To the knowledge of Switchback, neither the execution nor delivery by the Founder Stockholders of, nor the performance of any of the Founder Stockholders’ obligations under, the Founders Stock Letter violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law (other than as required under applicable securities laws and as otherwise contemplated herein or in the other Transaction Documents). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Switchback under any material term or condition of the Founders Stock Letter.

Article VI

Conduct of Business Pending the Merger

6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (B) set forth in Section 6.01 of the Company Disclosure Schedule, and (C) required by applicable Law, unless Switchback shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) the Company shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, that (A) relates to, or arises out of, COVID-19 and (B) (1) is required by applicable Law or (2) is determined by the Company in good faith to be in its best interests, shall be deemed to be in the ordinary course of business); and

(iii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, and (iii) required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Switchback (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or any material Company Subsidiary;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any material Company Subsidiary;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, provided that (1) the exercise or settlement of any Company Options or Company Warrants in effect on the date of this Agreement and (2) the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock and the Company Warrants, in each case, in effect on the date of this Agreement, in each case, shall not require the consent of Switchback; or (B) any material assets of the Company or any Company Subsidiary;

(iv) form any Subsidiary (other than any wholly-owned Subsidiary formed in the ordinary course of business) or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vii) (1) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $500,000 individually or $1,000,000 in the aggregate; or (2) incur any indebtedness for borrowed money having a principal or stated amount in excess of $1,000,000, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets;

(viii) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business consistent with past practice, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business or (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business;

(ix) make any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to Switchback;

(x) acquire any fee interest in real property;

(xi) enter into, renew or amend in any material respect any Company Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction);

(xii) other than in the ordinary course of business or pursuant to the terms of any Plan in effect on the date of this Agreement, (1) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director or officer, (2) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer, (3) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or officer, (4) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees;

(xiii) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xiv) (1) amend any material Tax Return, (2) change any material method of Tax accounting, (3) make, change or rescind any material election relating to Taxes, or (4) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xv) (A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business consistent with past practice or (B) enter into any contract or agreement (w) described in Section 4.16(a)(v), Section 4.16(a)(vi) or Section 4.16(a)(viii), in each case, except in the ordinary course of business consistent with past practice, (x) described in Section 4.16(a)(vii), Section 4.16(a)(ix), Section 4.16(a)(xv), Section 4.16(a)(xvii) or Section 4.16(a)(xviii), or (y) that the Company would be required to disclose under Item 601 Regulation S-K promulgated under the Securities Act if it were subject to such disclosure requirements, in each case had such contract or agreement been entered into prior to the date of this Agreement;

(xvi) enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products, other than in the ordinary course of business;

(xvii) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xviii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;

(xix) enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xx) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xxi) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xxii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Switchback to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Switchback, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Switchback and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02 Conduct of Business by Switchback and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and except as required by applicable Law, Switchback agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing, Switchback shall use reasonable best efforts to, and shall cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, that (A) relates to, or arises out of, COVID-19 and (B) (1) is required by applicable Law or (2) is determined by Switchback in good faith to be in its best interests, shall be deemed to be in the ordinary course of business solely for purposes of the foregoing sentence). By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and as required by applicable Law, neither Switchback nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the Switchback Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Switchback other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Switchback Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Switchback Common Stock or Switchback Warrants except for redemptions from the Trust Fund and conversions of the Switchback Founders Stock that are required pursuant to the Switchback Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Switchback or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Switchback or Merger Sub, except in connection with conversion of the Switchback Founders Stock pursuant to the Switchback Organizational Documents and in connection with a loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Switchback, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (1) amend any material Tax Return, (2) change any material method of Tax accounting, (3) make, change or rescind any material election relating to Taxes, or (4) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Switchback or Merger Sub;

(j) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(k) enter into, renew or amend in any material respect any Switchback Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Switchback Interested Party Transaction) except in connection with any loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions;

(l) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;

(m) adopt or enter into any Employee Benefit Plan; or

(n) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Switchback to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law. Prior to the Closing Date, each of the Company and Switchback shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Switchback on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Switchback, Merger Sub or any other person (a) for legal relief against monies or other assets of Switchback or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Switchback (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Switchback consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Switchback shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Switchback prevails in such action or proceeding.

Article VII

Additional Agreements

7.01 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of the Company or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with Switchback and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof.

(b) The Company shall notify Switchback promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep Switchback informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, each of Switchback and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Switchback and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “Switchback Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Switchback Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Switchback Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a Switchback Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Switchback Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of Switchback and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Switchback Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by Switchback or Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by Switchback and Merger Sub.

(e) Switchback shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by Switchback or any of its Representatives of any inquiry or proposal with respect to a Switchback Alternative Transaction, any inquiry that would reasonably be expected to lead to a Switchback Alternative Transaction or any request for non-public information relating to Switchback or for access to the business, properties, assets, personnel, books or records of Switchback by any third party. In such notice, Switchback shall identify the third party making any such inquiry, proposal, indication or request with respect to a Switchback Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. Switchback shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a Switchback Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

7.02 Registration Statement; Consent Solicitation Statement; Proxy Statement.

(a) The Company will use reasonable best efforts to cause each of the Key Company Stockholders to execute and deliver in accordance with Section 10.01 to the Company and Switchback the Stockholder Support Agreement within twenty-four (24) hours after the execution and delivery of this Agreement by the parties hereto. If the Stockholder Support Agreement is not executed and delivered in accordance with Section 10.01 within such twenty-four (24) hour period after the execution and delivery of this Agreement by the Parties (a “Support Agreement Failure”), Switchback shall have the right to terminate this Agreement as set forth in Section 9.01.

(b) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, Switchback (with the assistance and cooperation of the Company as reasonably requested by Switchback) shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Switchback Class A Common Stock to be issued to the stockholders of the Company pursuant to this Agreement, which shall include a proxy statement / consent solicitation statement prospectus containing (i) a consent solicitation statement in preliminary form (as amended or supplemented, the “Consent Solicitation Statement”) in connection with the solicitation by the Company of written consents from the stockholders of the Company, to approve, by the requisite consent of the Company Stockholders under the DGCL and the certificate of incorporation and bylaws (or any equivalent organizational documents) of the Company (the “Requisite Company Stockholder Approval”), this Agreement, the Merger and the other transactions contemplated by this Agreement; and (ii) a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the meeting of Switchback’s stockholders (including any adjournment or postponement thereof, the “Switchback Stockholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement and the Merger, (B) approval of the issuance of Switchback Class A Common Stock as contemplated by this Agreement and the Subscription Agreements, (C) approval of the second amended and restated Switchback Certificate of Incorporation as set forth on Exhibit C, (D) the election of the individuals identified by the Company to Switchback following the date of this Agreement, but prior to the effectiveness of the Registration Statement, to serve as members of the board of directors of Switchback (which individuals, solely to the extent they are not members of the Company Board as of the date of this Agreement, shall be reasonably acceptable to Switchback), (E) approval and adoption of a customary equity incentive plan (the “Omnibus Incentive Plan”) in form and substance reasonably acceptable to Switchback and the Company (the “Omnibus Incentive Plan Proposal”), (F) approval of a customary employee stock purchase plan (the “ESPP,” and such proposal, the “ESPP Proposal”) in form and substance reasonably acceptable to Switchback and the Company, and (G) any other proposals the parties deem necessary to effectuate the Merger (clauses (A), (B), (C), and (G) collectively, the “Required Switchback Proposals,” and together with clauses (D), (E) and (F), the “Switchback Proposals”). Each of the Company and Switchback shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials (as defined below). Switchback and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each of the Company and Switchback shall take all actions necessary to cause the Merger Materials to be mailed to their respective stockholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and Switchback shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Switchback with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Switchback for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Switchback and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Consent Solicitation Statement, the Proxy Statement, and any amendments thereto.

(c) No filing of, or amendment or supplement to the Merger Materials will be made by Switchback without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Switchback will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Switchback Class A Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction. Switchback will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Switchback without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(d) Switchback represents that the information supplied by Switchback for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to their respective stockholders and (iii) the time of the Switchback Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Switchback or Merger Sub, or their respective officers or directors, should be discovered by Switchback which should be set forth in an amendment or a supplement to the Merger Materials, Switchback shall promptly inform the Company.

(e) The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials are mailed to their respective stockholders and (iii) the time of the Switchback Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform Switchback.

7.03 Consent Solicitation; Written Consent; Company Change in Recommendation.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company shall solicit the Requisite Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent. The Company shall use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit F (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such Key Company Stockholder (which Key Company Stockholders hold shares of Company Stock sufficient constitute Company Stockholder Approval) in accordance with Section 228 of the DGCL within forty-eight (48) hours of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Written Consent by the Key Company Stockholders to the Company, the Company shall deliver to Switchback a copy of such Written Consent in accordance with Section 10.01. Promptly following the receipt of the Requisite Company Stockholder Approval via the Written Consent and delivery to Switchback of a copy of such Written Consent in accordance with Section 10.01, the Company will prepare (subject to the reasonable approval of Switchback) and deliver to the stockholders of the Company who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the stockholders of the Company available under Section 262 of the DGCL along with such other information as is required thereunder and pursuant to applicable Law. If the Key Company Stockholders fail to deliver the Written Consent to the Company within forty-eight (48) hours of the Registration Statement becoming effective (a “Written Consent Failure”), Switchback shall have the right to terminate this Agreement as set forth in Section 9.01.

(b) The Consent Solicitation Statement shall include the Company Recommendation. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Recommendation, or fail to include the Company Recommendation in the Consent Solicitation Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Switchback and its affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by Switchback, fail to issue, within ten (10) Business Days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”). Notwithstanding the foregoing, if the Company Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a Company Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may effect a Company Change in Recommendation so long as the Company (to the extent lawful and reasonably practicable) first provides Switchback with at least 48 hours advance written notice of such withdrawal or modification.

(c) Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Company Stockholder Approval in accordance with Section 7.03(a).

7.04 Switchback Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) Switchback shall call and hold the Switchback Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Switchback Proposals, and Switchback shall use its reasonable best efforts to hold the Switchback Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that Switchback may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the Switchback Stockholders’ Meeting on one or more occasions for up to 45 days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Switchback Proposals or otherwise take actions consistent with Switchback’s obligations pursuant to Section 7.09. Switchback shall use its reasonable best efforts to obtain the approval of the Switchback Proposals at the Switchback Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Switchback Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Switchback Board shall recommend to its stockholders that they approve the Switchback Proposals (the “Switchback Recommendation”) and shall include the Switchback Recommendation in the Proxy Statement. Neither the Switchback Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Switchback Recommendation, or fail to include the Switchback Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any Switchback Alternative Transaction (any action described in clauses (i) through (ii) being referred to as a “Switchback Change in Recommendation”). Notwithstanding the foregoing, if the Switchback Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a Switchback Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Switchback under applicable Law, then the Switchback Board may effect a Switchback Change in Recommendation so long as Switchback (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours advance written notice of such withdrawal or modification.

(b) Notwithstanding (i) any Switchback Change in Recommendation, (ii) the making of any inquiry or proposal with respect to a Switchback Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall Switchback or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Switchback Alternative Transaction or terminate this Agreement in connection therewith and (B) Switchback and Merger Sub shall otherwise remain subject to the terms of this Agreement, including Switchback’s obligation to use reasonable best efforts to obtain the approval of the Switchback Proposals at the Switchback Stockholders’ Meeting in accordance with Section 7.04(a).

(c) Promptly following the execution of this Agreement, Switchback shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

7.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Switchback shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Switchback shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated August 3, 2020 (the “Confidentiality Agreement”), between Switchback and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

7.06 Incentive Equity Plan; ESPP. The Omnibus Incentive Plan Proposal shall provide that a number of shares of Switchback Class A Common Stock, which number shall be mutually agreed upon between Switchback and the Company, shall be reserved for issuance pursuant to the Omnibus Incentive Plan. The ESPP Proposal shall provide that a number of shares of Switchback Class A Common Stock, which number shall be mutually agreed upon between Switchback and the Company, shall be reserved for issuance pursuant to the ESPP. Subject to approval of the Omnibus Incentive Plan Proposal and/or the ESPP Proposal, following the Effective Time Switchback shall cause the issuance of shares of Switchback Class A Common Stock under the Omnibus Incentive Plan and/or the ESPP, as applicable, to be registered with the SEC on a Form S-8 Registration Statement.

7.07 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the charter or bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. Switchback further agrees that with respect to the provisions of the charter, bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Switchback agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) The certificate of incorporation and bylaws of Switchback shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the charter or bylaws of Switchback and the Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Switchback, unless such modification shall be required by applicable Law. Switchback further agrees that with respect to the provisions of the charter or bylaws of Switchback as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Switchback, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Switchback agrees that it shall indemnify and hold harmless each present and former director and officer of Switchback against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Switchback would have been permitted under applicable Law, the Switchback certificate of incorporation or the bylaws of Switchback or the Merger Sub, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six years from the Effective Time, Switchback shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to Switchback or its agents or Representatives) (the “Company D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Switchback be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2019 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then Switchback will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, Switchback will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Switchback is unable to obtain the insurance described in this Section 7.07(b) for an amount less than or equal to the Maximum Annual Premium, Switchback will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d) Prior to the Effective Time, Switchback may purchase a prepaid “tail” policy (a “Switchback Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by Switchback’s directors’ and officers’ liability insurance policies (the “Switchback D&O Insurance”). If Switchback elects to purchase such a Switchback Tail Policy prior to the Effective Time, Switchback will maintain such Switchback Tail Policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(e) With respect to any claims that may be made under the Company D&O Insurance or the Switchback D&O Insurance or any applicable “tail” policies, (i) prior to the Effective Time, Switchback and the Company shall cooperate with the other party as reasonably requested by such other Party, and (ii) after the Effective Time, Switchback shall cooperate with any person insured by such policies as reasonably requested by such Person. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Effective Time (the “Go-forward D&O Insurance”) shall be a post-Closing expense of Switchback.

(f) On the Closing Date, Switchback shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Switchback with the post-Closing directors and officers of Switchback, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the pre-Closing directors and officers of Switchback in effect as of the date hereof and listed on Section 7.07(f) of the Switchback Disclosure Schedule shall continue to be effective following the Closing, and Switchback shall continue to honor its obligations thereunder.

(g) For the avoidance of doubt, any costs incurred by Switchback pursuant to this Section 7.07 shall not constitute a Switchback Transaction Cost.

7.08 Notification of Certain Matters. The Company shall give prompt notice to Switchback, and Switchback shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail. For clarity, unintentional failure to give notice under this Section 7.08 shall not be deemed to be a breach of covenant under this Section 7.08 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.

7.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Except to the extent provided in writing by the Company, Switchback shall not permit any amendment or modification to be made to, permit any waiver (in whole or in part) of or provide consent to (including consent to termination), any provision or remedy under any of the Subscription Agreements in a manner adverse to the Company. Switchback shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and enforcing the terms thereof, (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to Switchback in the Subscription Agreements and otherwise comply with its obligations thereunder, (iii) in the event that all conditions in the Subscription Agreements (other than conditions that Switchback or any of its affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; (iv) confer with the Company regarding timing of the Closing (as defined in the Subscription Agreements); and (v) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements. Without limiting the generality of the foregoing, Switchback shall give the Company, prompt written notice: (A) of any amendment to any Subscription Agreement; (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Switchback; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Switchback does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Switchback and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of Switchback and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent Switchback or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

7.11 Stock Exchange Listing. Switchback will use its reasonable best efforts to cause the Switchback Class A Common Stock issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on the New York Stock Exchange at Closing. During the period from the date hereof until the Closing, Switchback shall use its reasonable best efforts to keep the Switchback Units, Switchback Class A Common Stock and Switchback Warrants listed for trading on the New York Stock Exchange.

7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than ten (10) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Switchback and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (vi) to remove references concerning the valuation of the Company, and (vii) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

7.13 Trust Account. As of the Effective Time, the obligations of Switchback to dissolve or liquidate within a specified time period as contained in the Switchback Certificate of Incorporation will be terminated and Switchback shall have no obligation whatsoever to dissolve and liquidate the assets of Switchback by reason of the consummation of the Merger or otherwise, and no stockholder of Switchback shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Switchback shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Switchback (to be held as available cash for immediate use on the balance sheet of Switchback, and to be used (a) to pay the Company’s and Switchback’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.14 Tax Matters. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Switchback, Merger Sub and the Company shall use its respective reasonable best efforts to: (a)(i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code (including, if the Company and Switchback jointly determine it is advisable after consultation with their respective tax advisors, considering a merger of the Company with and into Switchback, or an entity disregarded as separate from Switchback for U.S. federal income Tax purposes, promptly after Closing to qualify such merger and the Merger, taken together, as a reorganization within the meaning of Section 368(a)(1)(A) of the Code in accordance with IRS Rev. Rul. 2001-46), and (ii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (b) report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a change in applicable law, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger, and (c) cause the Surviving Corporation to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulation Section 1.368-1(d). For the avoidance of doubt, except as otherwise required pursuant to this Agreement, no party (or its respective affiliates and owners) shall be required to satisfy its obligations pursuant to this Section 7.14 by altering the consideration payable pursuant to Article III. To the extent the parties reasonably determine the Transactions qualify as a tax-free incorporation pursuant to Section 351 of the Code, either in addition to or in lieu of the “reorganization” treatment discussed above, the parties agree to undertake similar obligations as set forth in this Section 7.14 in respect of such tax-free incorporation treatment.

7.15 Directors. Switchback shall take all necessary action so that immediately after the Effective Time, the board of directors of Switchback is comprised of the individuals nominated for election in the Registration Statement.

7.16 Switchback Public Filings. From the date hereof through the Closing, Switchback will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

7.17 FIRPTA Tax Certificates. Prior to the Closing, the Company shall deliver to Switchback in a form reasonably acceptable to Switchback, a properly executed certification that shares of Company Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Switchback with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

7.18 Audited Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of January 31, 2019 and January 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”) not later than 30 days from the date of this Agreement.

7.19 Side Letter and Investor Agreements. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, (a) terminate (i) each Side Letter Agreement, other than those Side Letter Agreements that expire on their own terms, and (ii) each of the Company Voting Agreement and the Right of First Refusal and Co-Sale Agreement at or prior to the Closing and (b) terminate, or amend and restate in form reasonably satisfactory to Switchback, the Investors’ Rights Agreement.

Article VIII

Conditions to the Merger

8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Switchback and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to Switchback.

(b) Switchback Stockholders’ Approval. The Required Switchback Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Switchback in accordance with the Proxy Statement, the DGCL, the Switchback Organizational Documents and the rules and regulations of the New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The shares of Switchback Class A Common Stock to be issued pursuant to this Agreement (including the Earnout Shares) and the Subscription Agreements shall have been approved for listing on the New York Stock Exchange, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof.

(g) Switchback Net Tangible Assets. Switchback shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Switchback Organizational Documents.

8.02 Conditions to the Obligations of Switchback and Merger Sub. The obligations of Switchback and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01(a), Section 4.03 (other than clauses (a), (b), (c) and (g) thereof, which are subject to clause (iii) below), Section 4.04 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.03(a), Section 4.03(b), Section 4.03(c) and Section 4.03(g) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Switchback, Merger Sub or their affiliates and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Switchback a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time and be continuing.

(e) Private Placements. The sale and issuance by Switchback of Switchback Class A Common Stock in connection with the Private Placements shall have been consummated prior to or in connection with the Effective Time.

(f) Financial Statements. The Company shall have delivered to Switchback the Audited Financial Statements.

8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Switchback and Merger Sub contained in (i) Section 5.01, Section 5.03(b), Section 5.03(c), Section 5.04, Section 5.12 and Section 5.16 shall each be true and correct in all material respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.03(d) and Section 5.07(h)(iii) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) and Section 5.03(e) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Switchback, Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Switchback Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Switchback Material Adverse Effect.

(b) Agreements and Covenants. Switchback and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Switchback shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Switchback, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No Switchback Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time and be continuing.

(e) Trust Fund. Switchback shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Switchback immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Switchback in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of Switchback’s fees and expenses incurred in connection with this Agreement and the Transactions.

(f) Switchback Cash. The amount of Switchback Cash, minus (x) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the Switchback Organizational Documents, if any, minus (y) the amount of Switchback Transaction Costs that remain unpaid immediately prior to the Closing (excluding, for the avoidance of doubt, any Switchback Transaction Costs payable by Sponsor in accordance with Section 3.04), shall equal or exceed the Switchback Minimum Cash.

(g) Founders Stock Letter. Each of the covenants of the Sponsor required under the Founders Stock Letter to be performed as of or prior to the Closing shall have been performed in all material respects, and the Sponsor shall not have threatened (orally or in writing) (i) that the Founders Stock Letter is not valid, binding and in full force and effect, (ii) that Switchback is in breach of or default under the Founders Stock Letter or (iii) to terminate the Founders Stock Letter.

Article IX

Termination, Amendment and Waiver

9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Switchback, as follows:

(a) by mutual written consent of Switchback and the Company;

(b) by either Switchback or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; provided, further, that (x) in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension and (y) in the event that the Company shall have failed to deliver the Audited Financial Statements to Switchback within thirty (30) Business Days of the execution of this Agreement (the “Financial Statement Delivery Date”), the Outside Date shall automatically be extended by one Business Day for each Business Day elapsing from the Financial Statement Delivery Date until the date the Audited Financial Statements shall have been delivered by the Company to Switchback, up to a total of thirty (30) additional Business Days;

(c) by either Switchback or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;

(d) by either Switchback or the Company if any of the Required Switchback Proposals shall fail to receive the requisite vote for approval at the Switchback Stockholders’ Meeting (subject to any adjournment, postponement or recess of such meeting); provided that the right to terminate this Agreement shall not be available to Switchback if, at the time of such termination, Switchback is in breach of its covenants and agreements hereunder;

(e) by Switchback, in the event of a Support Agreement Failure or a Written Consent Failure;

(f) by Switchback upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that Switchback has not waived such Terminating Company Breach and Switchback and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, Switchback may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Switchback to the Company;

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Switchback or Merger Sub set forth in this Agreement, or if any representation or warranty of Switchback or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Switchback Breach”); provided, that the Company has not waived such Terminating Switchback Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Switchback Breach is curable by Switchback and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Switchback and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Switchback; or

(h) by Switchback if the Company shall have failed to deliver the Audited Financial Statements to Switchback within sixty (60) Business Days of the execution of this Agreement.

9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Article X and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a party hereto.

9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement (including in Section 3.04), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that Switchback and the Company shall each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act.

9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.05 Waiver. At any time prior to the Effective Time, (a) Switchback may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Switchback or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Switchback or Merger Sub contained herein or in any document delivered by Switchback and/or Merger pursuant hereto and (iii) waive compliance with any agreement of Switchback or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X

General Provisions

10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Switchback or Merger Sub:

Switchback Energy Acquisition Corporation
5949 Sherry Lane, Suite 1010

Dallas, TX 75225

Attention: Jim Mutrie
Email: jmutrie@switchback-energy.com

with a copy to:

Vinson & Elkins L.L.P.
1001 Fannin St.
Suite 2500
Houston, TX 77002
Attention: Douglas McWilliams; Ramey Layne
Email: dmcwilliams@velaw.com; rlayne@velaw.com

if to the Company:

ChargePoint, Inc.
240 East Hacienda Avenue

Campbell, CA 95008
Attention: Rex Jackson
Email: rex.jackson@chargepoint.com

with copies to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153
Attention: Michael Aiello; Amanda Fenster
Email: michael.aiello@weil.com; amanda.fenster@weil.com

and

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
550 Allerton Street
Redwood City, CA 94063
Attention: David Young; Andrew Luh
Email: dyoung@gunder.com; aluh@gunder.com

10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 and Section 3.03(c) (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (1) the amount of time during which such Action is pending plus 20 Business Days; or (2) such other time period established by the court presiding over such Action.

10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, Switchback, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SWITCHBACK ENERGY ACQUISITION CORPORATION

By:	/s/ Jim Mutrie
Name:	Jim Mutrie
Title:	Chief Commercial Officer, General Counsel and Secretary

LIGHTNING MERGER SUB INC.

By:	/s/ Jim Mutrie
Name:	Jim Mutrie
Title:	Chief Commercial Officer, General Counsel and Secretary

CHARGEPOINT, INC.

By:	/s/ Pasquale Romano
Name:	Pasquale Romano
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement and Plan of Reorganization

EXHIBIT A

STOCKHOLDER SUPPORT AGREEMENT

[Intentionally Omitted]

EXHIBIT B

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

[Intentionally Omitted]

EXHIBIT C

SECOND AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION Of SWITCHBACK

[Intentionally Omitted]

EXHIBIT D

AMENDED AND
RESTATED BYLAWS Of SWITCHBACK

[Intentionally Omitted]

EXHIBIT E

Directors of The Company following the merger

[Intentionally Omitted]

EXHIBIT F

Chargepoint, INC.

WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF STOCKHOLDERS

[Intentionally Omitted]

Schedule A

Company Knowledge Parties

[Intentionally Omitted]

Schedule B

Key Company Stockholders

[Intentionally Omitted]